STANDSTILL AND TENDER OFFER AGREEMENT

          This Standstill and Tender Offer Agreement (the "Agreement") is made and entered into as of May 19, 2004, by and among Wayfarer Financial Group, Inc., a South Carolina corporation ("Wayfarer"), FCCC, Inc., a Connecticut corporation ("FCCC"), Martin Cohen ("Cohen"), Bernard Zimmerman ("Zimmerman"), the Cohen Profit Sharing Plan (the "Cohen Plan"), and Bernard Zimmerman & Company, Inc., a Connecticut corporation ("Zimmerman & Co.").

          Each of the Cohen Plan and Zimmerman & Co. are stockholders of FCCC and are sometimes referred to herein individually as a "Stockholder" and collectively as the "Stockholders." Each of Cohen and Zimmerman own 100,000 warrants (collectively, the "Warrants") to purchase shares of common stock, no par value, of FCCC (the "FCCC Common Stock"), and in such capacity, are referred to herein individually as a "Warrantholder" and collectively as the "Warrantholders." The Stockholders and the Warrantholders are referred to herein individually as a "Seller" and collectively as the "Sellers."

          WHEREAS, it is proposed that Wayfarer make a cash tender offer to acquire issued and outstanding shares of FCCC Common Stock, as described in greater detail in this Agreement;

          WHEREAS, it is proposed that, in conjunction with such tender offer, the Warrantholders shall sell, and Wayfarer shall purchase, all of the Warrants owned by the Warrantholders on the terms and subject to the conditions described herein; and

          WHEREAS in order to induce Wayfarer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers are making certain agreements in favor of Wayfarer, as set forth in greater detail herein.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Standstill Agreements.

          1.1     Standstill by FCCC.     (a)     In exchange for a non-refundable payment of Two Hundred Fifty Thousand Dollars ($250,000.00) (such amount, the "Standstill Payment"), which Wayfarer shall pay to FCCC concurrently with the execution of this Agreement, FCCC covenants and agrees that (a) it shall cease, and it shall use its best efforts to cause FCCC's directors, officers, employees, investment bankers, and other representatives to cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an FCCC Acquisition Proposal (as defined below), and (b) during the Standstill Period (as defined below), FCCC will not, nor will it authorize any of its directors, officers, employees, agents and other representatives to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any proposal that constitutes, or may reasonably be expected to lead to, any FCCC Acquisition Proposal, (ii) engage in any discussions or negotiations with, or disclose any non-public information relating to FCCC or afford access to the properties, books or records of FCCC to, any Person who is known by FCCC to be considering making, or has made, a FCCC Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill agreement, agreement restricting a party from engaging in negotiations or discussions with other parties or any similar agreement with respect to any class of equity securities of FCCC or any of its material assets, or (iv) enter into any agreement or agreement in principle with respect to an FCCC Acquisition Proposal. FCCC's covenants and agreements set forth in this Section 1 are in addition to the covenants and agreements set forth in Section 10 of this Agreement. In no event shall Wayfarer be entitled to any refund, in whole or in part, of the Standstill Payment, and Wayfarer hereby waives, releases and holds FCCC harmless from and against any claim, right or liability with respect to any refund or return of the Standstill Payment, except as specifically set forth in Section 1.1(d) below.

          (b)     Notwithstanding the foregoing, if (under circumstances in which FCCC has complied with all of its obligations under Section 1.1(a) above and the Sellers have complied with all of their respective obligations under Section 1.2 below), prior to the expiration of the Standstill Period FCCC receives an unsolicited written FCCC Acquisition Proposal from a third party that the Board of Directors of FCCC determines in good faith is a Superior Proposal, FCCC and its representatives may conduct such additional discussions and provide such information as the Board of Directors of FCCC shall determine, but only if, prior to such provision of such information or conduct of such additional discussions (i) such third party shall have entered into a confidentiality agreement with FCCC that is no less favorable to FCCC than the confidentiality provisions contained in this Agreement and (ii) the Board of Directors of FCCC determines in its good faith judgment, after consultation with and based upon the advice of counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law.

          (c)     In addition to the other obligations of FCCC set forth in this Section 1.1, FCCC shall immediately advise Wayfarer orally and in writing of any request for information with respect to any FCCC Acquisition Proposal, or any inquiry with respect to or which could result in a FCCC Acquisition Proposal, the material terms and conditions of such request, FCCC Acquisition Proposal or inquiry, and the identity of the Person making the same. Any information provided to Wayfarer by FCCC pursuant to this requirement shall be subject to the confidentiality requirements set forth in Section 10.7 of this Agreement.

          (d)     If (i) FCCC consummates a transaction with a third party with whom, during the Standstill Period, FCCC had discussions or to whom, during the Standstill Period, FCCC provided information in accordance with the provisions of Section 1.1(b) above, and (ii) such transaction is consummated either (A) during the Standstill Period, or (B) within six (6) months after the expiration of the Standstill Period so long as FCCC actually issued a public announcement or press release regarding such transaction during the Standstill Period, then, within ten (10) business days of the consummation of such transaction, FCCC shall repay the Standstill Payment to Wayfarer, plus accrued interest from the date of this Agreement through the date of such repayment at a rate per annum equal to the Prime Rate in effect on the business day immediately prior to the date of such repayment plus 1%. For purposes of the preceding sentence, "Prime Rate" means the rate of interest per annum publicly announced from time to time by JP Morgan Chase & Co. as its prime rate in effect at its principal office in New York City.

          1.2     Standstill Agreement by Sellers.     Each Seller agrees that he or it, as the case may be, shall cease, and shall use his or its best efforts to cause his or its agents and representatives to cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to an FCCC Acquisition Proposal, and (b) during the Standstill Period, no Seller will, nor will they authorize or permit any of their respective agents or representatives to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any proposal that constitutes, or may reasonably be expected to lead to, any FCCC Acquisition Proposal, (ii) engage in any discussions or negotiations with, or disclose any non-public information relating to FCCC or afford access to the properties, books or records of FCCC to, any Person who is known by FCCC to be considering making, or has made, a FCCC Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill agreement, agreement restricting a party from engaging in negotiations or discussions with other parties or any similar agreement with respect to any class of equity securities of FCCC or any of its material assets, or (iv) enter into any agreement or agreement in principle with respect to an FCCC Acquisition Proposal.

          1.3     Definition of Certain Terms Used in Sections 1.1 and 1.2.

          (a)     For purposes of this Agreement, "Standstill Period" means the period ending 90 days after the date of this Agreement.

          (b)     For the purposes of this Agreement, "FCCC Acquisition Proposal" means any offer or proposal from any Person (other than Wayfarer) for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving FCCC, (ii) the acquisition, directly or indirectly, of (A) an equity interest representing greater than 15% of the voting securities of FCCC or (B) assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of FCCC, or (iii) any transaction (x) the entering into or the consummation of which would reasonably be expected to be inconsistent in any material respect with the consummation of the Offer, or (y) that would reasonably be expected to prevent or materially delay, impede or adversely affect the consummation of the Offer.

          (c)     For the purposes of this Agreement, "Person" means an individual, partnership, corporation, limited liability company, association, trust or other entity or organization.

          (d)     For the purposes of this Agreement, "Superior Proposal" means any bona fide written FCCC Acquisition Proposal to effect a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction as a result of which FCCC's stockholders cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction, or the sale of all or substantially all of FCCC's assets, which in any case is on terms that the Board of Directors of FCCC determines in its good faith judgment (with the advice of counsel), would, if consummated, result in a transaction that is more favorable to FCCC's stockholders than the transactions contemplated by this Agreement.

Section 2.     The Offer.

          2.1     Description of Offer.     No later than the end of the Standstill Period, Wayfarer intends to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) and, subject to the terms and conditions set forth in this Agreement, close a tender offer (the "Offer") to purchase up to that number of the issued and outstanding shares of FCCC Common Stock (each, a "Share" and collectively, the "Shares") that shall ensure that upon consummation of the Offer, Wayfarer owns at least Sixty-Seven Percent (67%) of the outstanding Shares (giving effect to shares of FCCC Common Stock that Wayfarer will be entitled to acquire upon exercise of the Warrants). The number of shares for which Wayfarer tenders in accordance with the preceding sentence is referred to in this Agreement as the "Base Amount." The price in the Offer shall be $3.05 per Share (the "Offer Price"), subject to any required withholding of taxes, net to the sellers in cash. Wayfarer shall take such actions as may reasonably be necessary or appropriate to obtain the Base Amount, including, in its reasonable discretion, the engagement, at Wayfarer's expense, of a professional solicitation agent to solicit the tender of Shares in the Offer. Wayfarer's obligation to consummate the purchase of Shares in the Offer shall be subject to the Minimum Condition (as defined below) and the other conditions set forth in Annex I to this Agreement. If more Shares than the Base Amount are tendered in the Offer, Wayfarer shall be obligated to accept for payment, and pay for, only such number of Shares as constitutes the Base Amount, and in such event, the tendered Shares shall be accepted for payment on a pro rated basis in accordance with applicable rules and regulations of the Securities and Exchange Commission ("SEC"), including, without limitation, Rule 14d-8 under the Exchange Act.

          2.2     Costs of Offer.          No later than five (5) business days before the Offer is commenced, Wayfarer shall deposit in an escrow account with the tender agent for the Offer funds sufficient (the "Escrow Funds") to pay the sum of the following: (i) the aggregate purchase price for the Shares that Wayfarer may be obligated to accept for payment pursuant to the Offer, based on such number of Shares that shall satisfy the Minimum Condition, (ii) the aggregate purchase price for the Warrants as set forth in Section 5.2 of this Agreement, (iii) the aggregate Option Consideration as provided in Section 5.1 of this Agreement, and (iv) the estimated costs and expenses of the Offer that are payable by Wayfarer as provided herein, including, but not limited to, costs and expenses associated with the preparation, filing and mailing of the Offer documents, fees and expenses of Wayfarer's counsel, filing fees, and fees and expenses of any information agent and the depositary for the Offer. The sum of the foregoing amounts is referred to herein as the "Offer Expenses."

          2.3     Certain Conditions of the Offer.     If an Offer is commenced, the parties agree that Wayfarer's obligation to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to (x) the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with (i) Shares (if any) then owned by Wayfarer and (ii) Shares that are issuable upon exercise of the Warrants, represents at least 67% of the Shares then outstanding, after giving effect to the issuance of shares of FCCC Common Stock upon exercise of the Warrants (the "Minimum Condition"), (y) the satisfaction of the condition that at the expiration of the Offer there shall be no impediment or obstacle to the consummation of Wayfarer's purchase of all of the Warrants on the terms set forth in this Agreement, and (z) the satisfaction (or waiver by Wayfarer) of the other conditions of the Offer including those set forth in Annex I. Wayfarer expressly reserves the right to elect not to commence the Offer, or, if the Offer is commenced, to waive any of such conditions to the extent legally permissible, to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, that Wayfarer shall not be permitted to waive the Minimum Condition if the number of Shares validly tendered in accordance with the terms of the Offer and not withdrawn represents less than 55% of the Shares then outstanding (not counting any Shares that may be issuable upon exercise of the Warrants); and provided, further, that no change in the terms of the Offer may be made without the prior written consent of FCCC, which FCCC may grant or withhold in its sole discretion, if such change would (i) decrease the price per Share payable in the Offer, (ii) change the form of, timing of payment of, or other material term or condition with respect to, the consideration to be paid in the Offer, or (iii) reduce the minimum number of Shares sought to be purchased in the Offer.

          2.4     Extension of Offer Period.     If Wayfarer commences an Offer, Wayfarer shall be permitted to (i) extend the Offer beyond the initial scheduled expiration date, which shall be twenty (20) business days following the date the Offer is commenced, or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Wayfarer's obligation to accept for payment and to pay for Shares tendered shall not be satisfied or waived, and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer; provided, that in no event shall Wayfarer be permitted to extend the expiration date of the Offer beyond the last day of the Standstill Period (such date, the "Outside Date"). If the Offer is not consummated by the Outside Date, this Agreement shall terminate as of such date, without further liability or obligation to the parties, and, in such event, FCCC shall retain without deduction or setoff the Standstill Payment and shall have no liability or obligation to Wayfarer with respect thereto except as provided in Section 1.1(d).

          2.5     Adjustment of Offer Price.     If, between the date of this Agreement and the first date on which Wayfarer accepts any shares of FCCC Common Stock for payment pursuant to the Offer (such date, the "Acceptance Date"), the outstanding shares of FCCC Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted to the extent appropriate.

          2.6     Schedule TO.     If Wayfarer commences the Offer, Wayfarer shall, as promptly as practicable on the date of commencement of the Offer, file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the "Offer Documents"). Wayfarer shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Wayfarer, on the one hand, and FCCC, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect or shall fail to state a material fact required to be stated therein in order to make the statements therein not misleading, and Wayfarer shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. FCCC and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC and disseminated to holders of Shares. Wayfarer agrees to provide FCCC and its counsel with copies of any comments, whether written or oral, that Wayfarer or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with FCCC and its counsel prior to responding to any such comments and to provide FCCC with copies of all such responses, whether written or oral. The costs and expenses associated with the preparation, filing and mailing of the Schedule TO shall be borne by Wayfarer.

Section 3.     Obligations of FCCC With Respect to the Offer.

          3.1     Schedule 14D-9.     As promptly as practicable on the date of commencement of an Offer, FCCC shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall contain a recommendation of the Board of Directors of FCCC that the stockholders of FCCC accept the Offer and tender their Shares to Wayfarer pursuant thereto. FCCC shall cause the Schedule 14D-9 to be mailed to holders of the Shares together with the Offer Documents. FCCC, on the one hand, and Wayfarer, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect or shall fail to state a material fact required to be stated therein in order to make the statements therein not misleading, and FCCC shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Wayfarer and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, FCCC agrees to provide Wayfarer and its counsel with copies of any comments, whether written or oral, that FCCC or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Wayfarer and its counsel prior to responding to any such comments and to provide Wayfarer with copies of all such responses, whether written or oral. Wayfarer shall reimburse FCCC, within five (5) business days of FCCC's written request, for FCCC's reasonable costs and expenses associated with the preparation, filing and mailing of the Schedule 14D-9, as well as any such costs and expenses associated with FCCC's obligations under Section 4.2 of this Agreement and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; provided, that prior to undertaking work on such Schedule 14D-9, FCCC and its counsel shall consult with Wayfarer and provide Wayfarer with a good faith estimate of the scope of work and anticipated fees and expenses; provided, further, that Wayfarer shall not be obligated to reimburse FCCC for such costs and expenses to the extent they exceed 125% of the estimated fees and expenses as provided to Wayfarer, except to the extent solely and exclusively caused by work requested to be performed by Wayfarer.

          3.2     Actions to Facilitate Offer.     Upon Wayfarer's deposit of the Escrow Funds, FCCC shall promptly furnish Wayfarer with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. FCCC shall furnish Wayfarer with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Wayfarer or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Wayfarer shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer, and, if the Offer is terminated, shall promptly deliver or cause to be delivered to FCCC all copies of such information, labels, listings and files then in its possession or control or in the possession or control of its agents or representatives.

Section 4.     Board of Directors of FCCC.

          4.1     General.     If Wayfarer commences an Offer, upon the purchase of Shares pursuant to the Offer and for so long thereafter as Wayfarer owns in the aggregate more than 50% of the outstanding Shares, Wayfarer shall be entitled to designate for appointment or election to FCCC's Board of Directors, upon written notice to FCCC, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by Wayfarer pursuant to this sentence) by the percentage that the number of Shares so owned by Wayfarer bears to the total number of Shares then outstanding; provided, that the directors designated by Wayfarer shall (i) have no criminal history (excluding traffic violations and similar misdemeanors), (ii) not have been found liable with respect to fraudulent conduct, either civilly or by any regulatory agency, and (iii) not have been the subject of any formal investigation by the Internal Revenue Service or the Securities and Exchange Commission. In furtherance thereof, FCCC shall, upon request of Wayfarer, use its reasonable best efforts to promptly cause Wayfarer's designees (and any replacement designees in the event that any designee shall no longer be on such Board of Directors) to be so appointed or elected to FCCC's Board of Directors and, in furtherance thereof, to the extent necessary, increase the size of such Board of Directors or use its reasonable best efforts to obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision. At such time, FCCC shall also, upon the request of Wayfarer, use its reasonable best efforts to cause such persons designated by Wayfarer to constitute at least the same percentage (rounded up to the next whole number) as is on FCCC's Board of Directors of each committee of FCCC's Board of Directors subject to compliance with applicable securities laws and NASD rules. Notwithstanding the foregoing, to the extent required by applicable law, the Board of Directors of FCCC shall have such number of directors who are not officers of FCCC and who are otherwise independent of FCCC within the meaning of applicable law (the "Independent Directors"); provided, that notwithstanding the foregoing, in no event shall the requirement to have Independent Directors result in Wayfarer's designees constituting less than a majority of the directors on FCCC's Board of Directors unless Wayfarer shall have failed to designate a sufficient number of persons to constitute at least a majority. Wayfarer acknowledges that no incumbent director of FCCC shall be under any obligation to remain on the Board of Directors following consummation of the Offer.

          4.2     Obligations Under Section 14(f).     FCCC shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 4.1, including mailing to FCCC's stockholders the information required by such Section 14(f) and Rule 14f-1 (which FCCC shall mail together with the Schedule 14D-9 if it receives from Wayfarer the information below on a basis timely to permit such mailing) as is necessary to fulfill FCCC's obligations under Section 4.1. FCCC's obligations to appoint Wayfarer's designees to FCCC's Board of Directors pursuant to Section 4.1 shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and to Wayfarer's compliance with its obligations under the following sentence. Wayfarer shall supply FCCC such information with respect to Wayfarer and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Wayfarer's designees under Section 4.1, and Wayfarer shall be solely responsible for the accuracy and completeness of such information. Wayfarer shall reimburse FCCC, within five (5) business days of FCCC's written request, for its reasonable costs and expenses associated with the preparation, filing and mailing of the information required under Section 14(f) and Rule 14f-1; provided, that prior to undertaking work on such information, FCCC and its counsel shall consult with Wayfarer and provide Wayfarer with a good faith estimate of the scope of work and anticipated fees and expenses; provided, further, that Wayfarer shall not be obligated to reimburse FCCC for such costs and expenses to the extent they exceed 125% of the estimated fees and expenses as provided to Wayfarer, except to the extent solely and exclusively caused by work requested to be performed by Wayfarer.

Section 5.     FCCC Warrants and Options.

          5.1     Options.     If Wayfarer undertakes an Offer, then, prior to the Acceptance Date, FCCC shall use its best efforts to provide that each option outstanding immediately prior to the Acceptance Date (all of which shall be deemed vested or exercisable in full immediately prior to such date) that represents the right to acquire shares of FCCC Common Stock (each, an "Option") shall be cancelled and converted at the Acceptance Date into the right to receive from FCCC a cash amount equal to the Option Consideration for each share of FCCC Common Stock then subject to such Option. The aggregate amount of cash necessary to pay the Option Consideration for any Options actually cancelled pursuant to the preceding sentence shall be provided by Wayfarer to FCCC and shall be paid by FCCC as soon after the Acceptance Date as shall be practicable (but in no event later than five (5) business days after the Acceptance Date). Notwithstanding the foregoing, FCCC shall be entitled to withhold from the Option Consideration such amounts as may be required to be withheld with respect to the making of such payment or the vesting of the Option under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. Prior to the Acceptance Date, FCCC shall make any amendments to the terms of the Stock Plans (as defined below), and shall use its reasonable best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 5.1.

          5.2     Warrants.

          (a)     In the event Wayfarer consummates an Offer, the Warrantholders agree to sell to Wayfarer, and Wayfarer agrees to purchase from the Warrantholders, all of the Warrants. The purchase price per Warrant shall be equal to $2.55 per Warrant, which represents the difference between the Offer Price and the exercise price of the Warrant (as adjusted and in effect as of the date of this Agreement). The purchase price for the Warrants shall be paid by Wayfarer to the Warrantholders by official bank check or cashier's check as soon after the Acceptance Date as shall be practicable (but in no event later than the next business day after the Acceptance Date).

          (b)     The obligation of Wayfarer to consummate the purchase of the Warrants on the terms described above shall be subject to the satisfaction or waiver of the following conditions: (i) the Offer shall have been consummated; (ii) the representations and warranties made by FCCC in sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.14 and 8.16, and by the Sellers in sections 7.1, 7.2, 7.3 and 7.4, shall have been true and correct when made and shall remain true and correct as of the Acceptance Date; (iii) the other representations and warranties made herein by FCCC and the Sellers (other than those referred to in the preceding clause (ii)), and the statements contained in the schedules to this Agreement or in any other document furnished to Wayfarer pursuant to this Agreement, shall have been true and correct in all material respects when made and shall remain true and correct as of the Acceptance Date; (iv) FCCC and the Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by such parties; and (v) the Warrantholders shall have delivered to Wayfarer the Warrants, duly endorsed by the Warrantholders to effect the transfer of the Warrants to Wayfarer.

          (c)     Each of FCCC and the Sellers agrees that, in connection with Wayfarer's purchase of the Warrants, they shall take such action and execute such documents as shall be reasonably requested by Wayfarer to effect the termination of any existing registration rights held by the Sellers with respect to the shares of FCCC Common Stock issuable upon exercise of the Warrants or otherwise.

          5.3     Definitions of Certain Terms Used in Section 5.1.

          (a)     For purposes of this Agreement, "Option Consideration" means, with respect to any share of FCCC Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Offer Price per Share over (ii) the exercise price payable in respect of such share of FCCC Common Stock issuable under such Option.

          (b)     For purposes of this Agreement, "Stock Plans" shall mean the plans of FCCC set forth in Schedule 5.3(b) hereto and any other stock option plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of FCCC.

Section 6.     Agreements of the Stockholders.

          6.1     Agreement to Tender.     If Wayfarer commences an Offer, each Stockholder hereby agrees (a) to promptly (and, in any event, not later than ten (10) business days after the date the

Offer commences) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of the Shares owned by such Stockholder as of the date of this Agreement (free and clear of any encumbrances or restrictions other than those arising under applicable federal securities laws and regulations with respect to transferability), and (b) if Stockholder acquires ownership of any additional Shares after the date of this Agreement, to promptly (and, in any event, not later than five business days after Stockholder acquires ownership of such additional Shares) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of such additional Shares (free and clear of any encumbrances or restrictions other than those arising under applicable federal securities laws and regulations with respect to transferability). The Shares owned by the Stockholders or that may be acquired by the Stockholders as described above are referred to herein as the "Stockholder Shares."

          6.2     Mechanics of Tendering.     Upon receipt of instructions from Wayfarer, each Stockholder shall deliver to the depositary (the "Depositary") designated in the Offer (i) a letter of transmittal with respect to such Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Stockholder, (ii) the certificates evidencing the Stockholder Shares, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

          6.3     Agreement Not to Withdraw.     Each Stockholder agrees not to withdraw, and agrees not to permit the withdrawal of, any of the Stockholder Shares from the Offer unless and until the Offer expires without Wayfarer having accepted for payment any shares of FCCC Common Stock validly tendered in the Offer.

          6.4     Conditions of Offer.     Each Stockholder acknowledges and agrees that Wayfarer's obligation to accept for payment Shares in the Offer, including any Shares tendered by Stockholder, is subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition).

          6.5     Agreement to Vote Shares.     If Wayfarer commences an Offer, each Stockholder hereby agrees that, prior to the expiration of the Standstill Period, at any meeting of the stockholders of FCCC, however called, and in any written action by consent of stockholders of FCCC (except for a meeting or written action in respect of a Superior Proposal pursuant to Section 1.1(b) hereof), unless otherwise directed in writing by Wayfarer, the Stockholders shall cause the Stockholder Shares to be voted against the following actions (other than any transactions contemplated by this Agreement or the Offer): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving FCCC, including, without limitation, any such transaction that is contemplated by an FCCC Acquisition Proposal; (ii) any sale, lease, sublease, license, sublicense or transfer of a substantial portion of the rights or other assets of FCCC, including, without limitation, any such transaction that is contemplated by an FCCC Acquisition Proposal; (iii) any reorganization, recapitalization, dissolution or liquidation of FCCC, including, without limitation, any such transaction that is contemplated by an FCCC Acquisition Proposal; (iv) any change in a majority of the board of directors of FCCC; (v) any amendment to FCCC's certificate of incorporation or bylaws; (vi) any material change in the capitalization of FCCC or FCCC's corporate structure; and (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the completion of the Offer or any of the other transactions contemplated by this Agreement. Prior to the expiration of the Standstill Period, the Stockholders shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the preceding sentence.

          6.6     Grant of Proxy.     Contemporaneously with the commencement of an Offer by Wayfarer: (i) each Stockholder shall deliver to Wayfarer a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable through the earlier of (a) the date Wayfarer notifies FCCC and the Sellers in writing that Wayfarer has determined not to commence an Offer, (b) the Outside Date, and (c) the Acceptance Date, to the fullest extent permitted by law with respect to the shares referred to therein (the "Proxy"); and (ii) each Stockholder shall cause to be delivered to Wayfarer an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of FCCC Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder. Each Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Wayfarer the power to carry out and give effect to the provisions of this Agreement, and Wayfarer shall reimburse the Stockholders, within five (5) business days of their written request, for all reasonable costs and expenses incurred in connection therewith. The Stockholders shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to any of the Stockholder Shares that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Stockholder Shares that would in any way restrict, limit or interfere with the performance of the Stockholders' obligations hereunder or the transactions contemplated hereby.

          6.7     Restrictions on Transfer.     Subject to Section 6.8, during the period from the date of this Agreement through the expiration of the Standstill Period, no Seller shall, directly or indirectly, cause or permit any Transfer (as defined below) of any of the Stockholder Shares or the Warrants owned by such Seller to be effected other than as contemplated by this Agreement. During the period from the date of this Agreement through the expiration of the Standstill Period, each Seller shall ensure that, other than as contemplated by this Agreement: (a) none of the Stockholder Shares and none of the shares of FCCC Common Stock issuable upon exercise of the Warrants is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Stockholder Shares or any of the shares of FCCC Common Stock issuable upon exercise of the Warrants.

          6.8     Exceptions to Transfer Restrictions.     Section 6.8 shall not prohibit a Transfer of Shares or Warrants by a Seller (i) to any member of Seller's immediate family, or to a trust for the benefit of Seller or any member of Seller's immediate family, or to an entity controlled by or under common control with such Seller, or (ii) upon the death of Seller; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Wayfarer, to be bound by all of the terms of this Agreement. No such transfer shall constitute or result in a release of any transferor from any of its obligations under this Agreement, and following any such transfer the transferor shall remain jointly and severally liable with the transferee for any breach of this Agreement by the transferee.

          6.9     Definition of "Transfer."     For the purposes of this Agreement, a Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Wayfarer; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Wayfarer; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

Section 7.     Representations and Warranties of the Sellers. Each of the Sellers severally represents and warrants to Wayfarer as follows:

          7.1     Valid Title.

          (a)     Schedule 7.1(a) to this Agreement sets forth, with respect to each Stockholder, the number of Shares owned of record or beneficially by such Stockholder, and, with respect to each Seller, the number of options to purchase shares of FCCC Common Stock owned by such Seller. Each Stockholder is the sole, true, lawful and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto, other than restrictions on transfer under the Securities Act of 1933, as amended (the "Securities Act"), due to the fact that such Shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. If accepted for payment by Wayfarer pursuant to the Offer, each Stockholder will convey good and valid title to such Stockholder's Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

          (b)     Schedule 7.1(b) to this Agreement sets forth, with respect to each Warrantholder, the number of Warrants owned by such Warrantholder, as well as the exercise price (including any calculation with respect to adjustments to such exercise price), expiration date, and the extent to which such Warrant is vested and exercisable. Each Warrantholder is the sole, true, lawful and beneficial owner of such Warrantholder's Warrants with no restrictions on such Warrantholder's rights of disposition pertaining thereto other than restrictions on transfer under the Securities Act due to the fact that such Warrants are "restricted securities" within the meaning of Rule 144 under the Securities Act. Upon the consummation of Wayfarer's purchase of the Warrants pursuant to this Agreement, each Warrantholder will convey good and valid title to such Warrantholder's Warrants being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Warrantholder's Warrants is subject to any voting trust or other agreement or arrangement with respect to the voting of such Warrants or the shares of FCCC Common Stock underlying such Warrants.

          7.2     Non-Contravention. The execution and delivery of this Agreement and the Proxy do not, and the performance of this Agreement and the Proxy will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Seller or by which Seller or any of Seller's assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Stockholder Shares or Warrants pursuant to, any contract to which Seller is a party or by which Seller or any of Seller's affiliates, family members or assets is or may be bound or affected if the termination, amendment, acceleration, cancellation, restriction or encumbrance would have an adverse effect on Seller's ability to execute, deliver or perform its obligations under this Agreement or on any of Wayfarer's rights hereunder. The execution and delivery of this Agreement and the Proxy by Seller do not, and the performance of this Agreement and the Proxy by Seller will not, require any consent or approval of any Person.

          7.3     Binding Effect. Each Seller has full legal right, capacity, power and authority to execute this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and is the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

          7.4     Total Shares and Warrants. As of the date of this Agreement: (a) each Stockholder holds of record or beneficially (free and clear of any encumbrances or restrictions) the number of outstanding shares of FCCC Common Stock set forth in Schedule 7.1(a); (b) each Seller holds (free and clear of any encumbrances or restrictions) the options to acquire shares of FCCC Common Stock set forth in Schedule 7.1(a); (c) each Warrantholder holds (free and clear of any encumbrances or restrictions) the Warrants set forth in Schedule 7.1(b); and (d) each Seller does not directly or indirectly own any shares of capital stock or other securities of FCCC, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of FCCC, other than the shares and options, and warrants set forth on Schedule 7.1(a) and Schedule 7.1(b). With respect to all of the Shares beneficially owned by each Stockholder, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. With respect to all of the Warrants beneficially owned by each Warrantholder, such Warrantholder has sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The terms "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

Section 8.     Representations and Warranties of FCCC. FCCC represents and warrants to Wayfarer as follows:

          8.1     Due Incorporation and Good Standing.     FCCC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut, and has all corporate powers required to carry on its business as now conducted. FCCC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. FCCC has heretofore made available to Wayfarer true and complete copies of FCCC's certificate of incorporation and bylaws, with all amendments thereto and as currently in effect.

          8.2     Due Authorization.     The execution, delivery and performance by FCCC of this Agreement and the consummation by FCCC of the transactions contemplated hereby are within FCCC's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of FCCC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

          8.3     No Filings Required.     The execution, delivery and performance by FCCC and the Sellers of this Agreement and the consummation by FCCC and the Sellers of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental entity other than compliance with any applicable requirements of the Exchange Act.

          8.4     Non-Contravention.     The execution, delivery and performance by FCCC and the Sellers of this Agreement and the consummation by FCCC and the Sellers of the transactions contemplated hereby do not and will not (a) contravene or conflict with FCCC's certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to FCCC, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of FCCC or to a loss of any benefit or status to which FCCC is entitled under any provision of any agreement binding upon FCCC or any license, franchise, permit or other similar authorization held by FCCC, or (d) result in the creation or imposition of any lien on any asset of FCCC.

          8.5     Capitalization.

          (a)     As of the date hereof, the authorized capital stock of FCCC consists of 22,000,000 shares of FCCC Common Stock and no shares of preferred stock. As of the date of this Agreement, there were outstanding (i) 1,423,382 shares of FCCC Common Stock, (ii) options to purchase an aggregate of 169,000 shares of FCCC Common Stock (all of which options are, or shall be, exercisable as of the date immediately preceding the Acceptance Date), and (iii) warrants to purchase an aggregate of 200,000 shares of FCCC Common Stock (all of which warrants are exercisable as of the date hereof). All outstanding shares of capital stock of FCCC have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 8.5(a) hereto sets forth, with respect to each tranche of options and warrants, the exercise price, expiration date, and the extent to which such tranche is vested and exercisable.

          (b)     As of the date hereof, except as set forth in Section 8.5(a), there are no outstanding (x) shares of capital stock or other voting securities of FCCC, (y) securities of FCCC convertible into or exchangeable for shares of capital stock or voting securities of FCCC, or (z) options or other rights to acquire from FCCC, and no obligation of FCCC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FCCC (the items in clauses (x), (y) and (z) being referred to collectively as the "FCCC Securities"). There are no outstanding obligations of FCCC or any other party to repurchase, redeem or otherwise acquire any FCCC Securities. There are no outstanding agreements or other understandings or commitments of any kind of FCCC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as contemplated by this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which FCCC is a party relating to voting, registration or disposition of any shares of capital stock of FCCC or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of FCCC.

          8.6     No Subsidiaries.     FCCC has no direct or indirect, or wholly or partly owned subsidiaries. FCCC is not party to any stockholder agreements, voting trusts or other similar agreements or understandings. FCCC has no investments of any kind (whether in the form of loans, equity investments, limited partnership interests, general partnership interests, or other forms of investment) in any other Person. There are no outstanding obligations of FCCC requiring FCCC to make any investment in any other Person.

          8.7     SEC Documents; Financial Statements.

          (a)     FCCC has filed all required reports, schedules, forms and registration, proxy and other statements with the SEC since June 30, 2003, and, to the knowledge of FCCC, FCCC has filed all required reports, schedules, forms and registration, proxy and other statements with the SEC since January 1, 2001 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the Securities Act of 1933, as amended (the "Securities Act")) and as of their respective SEC filing dates (in the case of all other SEC Documents), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such SEC Documents, and none of the SEC Documents filed since June 30, 2003, as of the respective dates of such documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)     Since June 30, 2003, the financial statements of FCCC included in the SEC Documents have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and applicable SEC accounting rules (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, to

FCCC's best knowledge after due inquiry, fairly present in all material respects the financial position of FCCC as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

          (c)     FCCC's auditor is (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (ii) "independent" with respect to FCCC within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of FCCC in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.

          (d)     Except as set forth on Schedule 8.7(d) hereto, to FCCC's best knowledge after due inquiry, FCCC does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, which, if known, would be required to be reflected or reserved against on a balance sheet of FCCC prepared in accordance with GAAP or the notes thereto, except liabilities reflected or reserved against on the balance sheet of FCCC as of December 31, 2003 (the "Balance Sheet Date") (including the notes thereto) included in FCCC's Quarterly Report on Form 10-QSB for the fiscal quarter then ended.

          (e)     FCCC has delivered to Wayfarer an accurate and complete copy of FCCC's quarterly reports on Form 10-QSB for each of the three month periods ended June 30, 2003, September 30, 2003, and December 31, 2003. The unaudited financial statements for the periods described in such reports (the "Unaudited Financial Statements"): (i) were prepared in accordance with GAAP applied on a basis consistent with the basis on which the financial statements referred to in Section 8.7(b) were prepared; and (ii) fairly present in all material respects the financial position of FCCC as of the end of each of the quarterly periods covered by such reports and the results of operations and cash flows of FCCC for the periods covered by such reports, except that the Unaudited Financial Statements may not contain footnotes and are subject to normal and recurring adjustments that will not, individually or in the aggregate, be material in amount. FCCC shall provide to Wayfarer, as soon as practicable upon availability, the audited financial statements of FCCC for the fiscal year ended March 31, 2004.

          (f)     To FCCC's best knowledge after due inquiry, FCCC maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act as in effect on the date of this Agreement and such controls and procedures are effective to ensure that all material information concerning FCCC and its business is made known on a timely basis to the individuals responsible for the preparation of FCCC's SEC Documents and other public disclosure documents. Except as disclosed in the SEC Documents, each director and officer of FCCC has filed with or furnished to the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since June 30, 2003.

          (g)     Except to the extent disclosed in the SEC Documents, there are no transactions, agreements, arrangements or understandings between FCCC, on the one hand, and FCCC's directors, officers, affiliates or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          8.8     No Changes.     Except to the extent disclosed in FCCC's reports filed with the SEC, since the Balance Sheet Date, FCCC has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of FCCC, (b) any material adverse change in the business, assets, operations, condition (financial or otherwise), prospects or liabilities (including, without limitation, contingent liabilities) of FCCC, (c) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on FCCC's business, assets, operations, condition (financial or otherwise), prospects, or liabilities (including, without limitation, contingent liabilities), or (d) any agreement by FCCC to take any of the actions described in this Section 8.8.

          8.9     Legal Proceedings.     As of the date hereof, other than as set forth on Schedule 8.9 hereto, there is no action, suit, investigation, arbitration or proceeding pending against, or to the knowledge of FCCC threatened against, FCCC, or any of the Sellers, or any of their respective assets or properties before any arbitrator or governmental entity. There are no outstanding injunctions against FCCC, and there are no outstanding judgments, decrees, awards, or orders with respect to FCCC which have not been satisfied and complied with in full or which require FCCC to take, or refrain from taking, action in the future.

          8.10     Contracts and Other Obligations.     As of the date hereof, the only contracts, agreements, or other obligations to which FCCC is a party or to which it is otherwise bound are identified on Schedule 8.10 hereto. FCCC is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any Person. No officer, director or significant stockholder of FCCC (including the Sellers), or affiliate of such officer, director or significant stockholder, is currently a party to any transaction, understanding or commitment with FCCC, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of assets from or to, requiring payments on a change of control of FCCC or otherwise requiring payments to, any such officer, director, significant stockholder or affiliate, except as disclosed on Schedule 8.10 hereto.

          8.11     Taxes.     Since June 30, 2003, all tax returns required to be filed with any taxing authority by, or with respect to, FCCC have been filed in substantial compliance with all applicable laws. Since June 30, 2003, FCCC has timely paid all taxes shown as due and payable on such returns that have been so filed and all other taxes not subject to reporting obligations, and, as of the time of filing, the tax returns filed by FCCC were complete and correct (other than taxes that are being contested in good faith and for which adequate reserves are reflected on FCCC's balance sheet in accordance with GAAP). FCCC has made adequate provision in accordance with GAAP for all taxes payable by it for which no tax return has yet been filed. FCCC has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes. Notwithstanding the foregoing, no representation or warranty is made with respect to the availability of, or ability to use, any tax loss carryforwards.

          8.12     Compliance with Laws.     To FCCC's best knowledge after due inquiry, FCCC is not in violation of, and has not violated, any applicable provisions of any laws, statutes,

ordinances, regulations, judgments, injunctions, orders or consent decrees. FCCC has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all governmental entities required by FCCC to carry on its businesses as currently conducted.

          8.13     No Brokers or Finders Fees.     No investment banker, broker or finder is entitled to a commission or fee from FCCC or the Sellers in respect of this Agreement or the sale of the Seller's Shares or Warrants pursuant to the Offer or this Agreement, whether based on any arrangement or agreement made by or on behalf of FCCC or any of the Sellers.

          8.14     Information Provided by FCCC in Offer Documents.     Neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of FCCC for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of FCCC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, FCCC makes no representation or warranty with respect to information supplied by or on behalf of Wayfarer for inclusion in any of the foregoing documents.

          8.15     Employee Benefit Plans.     FCCC has no "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). FCCC is not party to, and does not maintain any written or unwritten employee plans or agreements, employment agreements, severance plans, agreements, programs or policies, for the benefit of its employees, officers or directors. FCCC has a dormant dividend reinvestment plan, pursuant to which a total of 41,242 shares of FCCC's outstanding Common Stock have been issued.

          8.16     Disclosure.     This Agreement does not contain any representation, warranty or information that is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 9.     Representations and Warranties of Wayfarer. Wayfarer represents and warrants to FCCC and each of the Sellers as follows:

          9.1     Corporate Power and Authority. Wayfarer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Wayfarer of this Agreement and the consummation by Wayfarer of the transactions contemplated hereby have been duly authorized by the board of directors of Wayfarer and no other corporate action on the part of Wayfarer is necessary to authorize the execution, delivery or performance by Wayfarer of this Agreement and the consummation by Wayfarer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Wayfarer and is a valid and binding agreement of Wayfarer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

          9.2     Non-Contravention.     The execution, delivery and performance by Wayfarer of this Agreement and the consummation by Wayfarer of the transactions contemplated hereby do not and will not (a) contravene or conflict with Wayfarer's certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Wayfarer, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Wayfarer or to a loss of any benefit or status to which Wayfarer is entitled under any provision of any agreement binding upon Wayfarer or any license, franchise, permit or other similar authorization held by Wayfarer, or (d) result in the creation or imposition of any lien on any asset of Wayfarer, except in the case of clauses (c) and (d) above, for any such default, loss of benefit or lien that will not have a material adverse effect on Wayfarer's ability to purchase and pay for shares of FCCC Common Stock pursuant to the Offer.

          9.3     Information Provided by Wayfarer in Offer Documents.     None of the information supplied or to be supplied by or on behalf of Wayfarer for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of FCCC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Wayfarer with respect to written information supplied by FCCC specifically for inclusion in the Offer Documents.

          9.4     Funds to Consummate Offer.     Wayfarer will have deposited, by the date that is five (5) business days prior to the date it expects to commence the Offer, the Escrow Funds with the tender agent for the Offer, and such Escrow Funds shall be sufficient to pay the Offer Expenses.

          9.5     Brokers or Finders Fees.     Wayfarer has engaged, retained or otherwise agreed to pay the finders and/or brokers listed on Schedule 9.5 ("Wayfarer's Finders") in connection with the transactions contemplated by and described in this Agreement. Wayfarer shall be solely responsible for the payment of any commission or fee due to Wayfarer's Finders and any other person or entity claiming or seeking a fee or commission in connection with the transactions contemplated by and described in this Agreement and shall indemnify and hold FCCC, Zimmerman, Cohen, the Cohen Plan and Zimmerman & Co. harmless with respect thereto.

          9.6     Intended Business of Wayfarer.     Following consummation of the Offer contemplated by the Agreement, Wayfarer intends to become a vertically integrated bank holding company engaged in the business of internet banking, community banking, and mortgage lending.

Section 10.     Certain Covenants.      In addition to the covenants of FCCC set forth in Section 1 of this Agreement, FCCC and Wayfarer agree to the following covenants:

          10.1     Conduct of Business of FCCC.     FCCC hereby covenants and agrees that, from the date of this Agreement until the expiration of the Standstill Period, FCCC, unless otherwise expressly contemplated by this Agreement, will carry on its business only in the ordinary course of business, use its reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with third parties having business dealings with it, and use its reasonable best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, until the expiration of the Standstill Period, FCCC shall not:

          (a)     (i) declare, set aside or pay any cash or non-cash dividend on, or make any other cash or non-cash distribution in respect of, any outstanding shares of capital stock or other outstanding securities of FCCC, (ii) redeem, purchase or otherwise acquire any shares of capital stock of FCCC or any securities or obligations convertible into or exchangeable for any shares of capital stock of FCCC, or any options, warrants or conversion or other rights to acquire any shares of capital stock of FCCC or any such securities or obligations, or any other securities thereof, or (iii) otherwise make any cash or non-cash payment to any holder of shares of capital stock or other outstanding securities of FCCC;

          (b)     (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee of FCCC, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement, change of control agreements or other similar agreement or understanding with any director, officer or employee of FCCC, (iii) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement to any director, officer or employee of FCCC, or (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement; and

          (c)     make any other payment or distribution of cash or other assets to any party, except for payments for normal operating expenses consistent with past practice and as required pursuant to existing written contractual obligations. Notwithstanding the generality of the foregoing, and for the avoidance of doubt, FCCC shall be permitted to pay reasonable costs and expenses associated with the performance of its obligations under this Agreement and in conjunction with the Offer.

          10.2     Actions in Breach of Agreement.     Neither FCCC nor Wayfarer shall knowingly take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement becoming untrue, or (b) the failure of such party to comply with the covenants set forth in this Agreement.

          10.3     Access for Due Diligence.     From the date of this Agreement through the expiration of the Standstill Period, each of FCCC and Wayfarer shall (i) afford to the other party and its respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of its properties, agreements, books, records and personnel, and (ii) furnish promptly to the other party all other information concerning its business, operations, prospects, condition (financial or otherwise), assets, liabilities and personnel as such other party may reasonably request.

          10.4     Notice About Certain Events.     From the date of this Agreement through the expiration of the Standstill Period, FCCC shall provide prompt written notice to Wayfarer of the occurrence of any material developments concerning its business and assets, including any material adverse developments causing a breach of any of its representations and warranties contained herein.

          10.5     Publicity.     Neither FCCC nor Wayfarer shall issue or make any press release or other public statement with respect to this Agreement or the Offer without the prior review of, and consent to, such press release or statement by the other party, such consent not to be unreasonably withheld. FCCC and Wayfarer shall consult with each other about any such press release or public statement.

          10.6     Cooperation.     Each of FCCC and Wayfarer shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with the preparation of the Offer Documents and in connection with any filing or submission with the SEC or any other governmental entity in connection with the transactions contemplated hereby, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any governmental entity regarding such transactions. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents or the Schedule 14D-9, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to FCCC's stockholders of such amendment or supplement.

          10.7     Confidentiality.     Each party (a "Receiving Party") agrees to take reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the other party (a "Providing Party") in connection with this Agreement. The Receiving Party shall not use any non-public information provided by the Providing Party for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, or (b) was or becomes available on a non-confidential basis from a source other than the Providing Party, provided that such source is not bound by a confidentiality agreement with the Providing Party known to the Receiving Party; provided, further, that the Receiving Party may disclose such information (A) at the request of any regulatory authority or in connection with an examination of the Receiving Party by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; and (D) to the Receiving Party's independent auditors and legal counsel. Notwithstanding the foregoing, if Receiving Party is required by legal process to disclose any non-public information of Providing Party, it will timely notify Providing Party of such request or requirement so that Providing Party may seek an appropriate protective order or other remedy. If such protective order or other remedy is not obtained, or if Providing Party waives compliance with the provisions hereof, Receiving Party agrees that it shall (i) furnish only that portion of the information which it is legally compelled to disclose, and (ii) advise Providing Party of such disclosure.

          10.8     Limitation on FCCC's and the Sellers' Liability to Wayfarer.     The liability of FCCC and the Sellers to Wayfarer in respect of any claim brought by Wayfarer against FCCC or any of the Sellers and relating to any breach or alleged breach by FCCC or any of the Sellers of any representation, warranty, undertaking, covenant or other agreement contained in this Agreement shall be limited to, and shall not exceed, $250,000 in the aggregate for all such claims.

Section 11.     Miscellaneous.

          11.1.     Expenses.     Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Offer shall be paid by the party incurring such cost or expense.

          11.2     Additional Agreements.     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

          11.3     Notices.     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or sent by electronic transmission to the following telecopier numbers (or at such other address or telecopy number for a party as shall be specified by like notice):
(a)	If to Wayfarer:
Wayfarer Financial Group, Inc. 1200 Main Street, 8th Floor Columbia, SC 29201 Telephone: (803) 775-8592 Facsimile: (803) 775-7811 Attention: William H. Nock
With a copy (which shall not constitute notice) to:
Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, DC 20004 Telephone: (202) 662-6000

Facsimile: (202) 662-6291 Attention: David H. Engvall, Esq.
(b)	If to FCCC:
FCCC, Inc. 200 Connecticut Avenue, 5th Floor Norwalk, CT 06854 Telephone: (203) 855-7700 Facsimile: (203) 854-1652 Attention: President
With copies (which shall not constitute notice) to:
Jay J. Miller, Esq. 430 East 57th Street New York, NY 10022 Telephone: (212) 758-5577 Facsimile: (212) 758-0624
Duane Berlin, Esq. Lev & Berlin, P.C. 200 Connecticut Avenue, 5th Floor Norwalk, CT 06854 Telephone: (203) 838-8500 Facsimile: (203) 854-1652
Mr. Martin Cohen 27 East 65th Street Apt. 11A New York, NY 10021 Telephone: (212) 744-8537 Facsimile: (212) 744-7245
Mr. Bernard Zimmerman 18 High Meadow Road Weston, CT 06883 Telephone: (203) 226-5165 Facsimile: (203) 222-0111
(c)	If to the Sellers:
The Cohen Profit Sharing Plan Mr. Martin Cohen 27 East 65th Street Apt. 11A New York, NY 10021 Telephone: (212) 744-8537 Facsimile: (212) 744-7245
Bernard Zimmerman & Company, Inc.

Mr. Bernard Zimmerman 18 High Meadow Road Weston, CT 06883 Telephone: (203) 226-5165 Facsimile: (203) 222-0111

          11.4     Headings.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.5     Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          11.6     Amendments.     This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          11.7     Entire Agreement.     This Agreement (together with the Exhibits, Schedules, and Annexes) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

          11.8     Assignment.     This Agreement shall not be assigned by any party hereto, by operation of law or otherwise.

          11.9     Governing Law.     This Agreement shall be construed in accordance with and governed by the law of Connecticut without giving effect to the principles of conflicts of laws thereof.

          11.10     Jurisdiction.     Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any court of the Untied States located in the State of Connecticut or of any Connecticut state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          11.11     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WAYFARER FINANCIAL GROUP, INC.

By:  /s/William H. Nock
        Name: William H. Nock
        Title: President and Chief Financial Officer

FCCC, INC.

By:  /s/Bernard Zimmerman
        Name: Bernard Zimmerman
        Title: President and CEO

THE COHEN PROFIT SHARING PLAN

By:   /s/Martin Cohen
        Name: Martin Cohen
        Title: Trustee

  /s/Martin Cohen
MARTIN COHEN

BERNARD ZIMMERMAN & COMPANY, INC.

By:   /s/Bernard Zimmerman
        Name: Bernard Zimmerman
        Title: President

  /s/Bernard Zimmerman
BERNARD ZIMMERMAN

Annex I

Anticipated Conditions to Wayfarer's Obligation to Consummate the Offer

     Wayfarer anticipates that the Offer will provide that Wayfarer will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

     (a) there shall be any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated, amended or enforced, by any governmental entity, which restrains, enjoins, prohibits or makes illegal the consummation of the Offer;

     (b) (A) the representations and warranties of FCCC set forth in the Agreement shall not be true and correct in any material respect at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (B) FCCC shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it prior to the expiration of the Offer;

     (c) since the date of the Agreement, there shall have been any material adverse change in the business, assets, operations, condition (financial or otherwise), prospects or liabilities (including, without limitation, contingent liabilities) of FCCC; provided, that FCCC's payment of reasonable costs and expenses associated with the performance of its obligations under this Agreement and in connection with the Offer shall not be deemed, in and of itself, to constitute such a material adverse change; or

     (d) a moratorium on lending by banks shall have been declared by any New York or United States governmental entity.

     The foregoing conditions are for the sole benefit of Wayfarer and may be asserted by it regardless of the circumstances giving rise to such conditions or may be waived by Wayfarer, in whole or in part at any time and from time to time in the sole discretion of Wayfarer. The failure by Wayfarer at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Schedule 5.3(b)

FCCC Stock Plans

1.     1999 Stock Option Plan

2.     2002 Equity Incentive Plan

Schedule 7.1(a)

Shares of FCCC Common Stock Owned by Stockholders

NAME	NUMBER OF SHARES
Cohen Profit Sharing Plan	188,300
Bernard Zimmerman & Company, Inc.	188,300

Options to Purchase FCCC Common Stock Owned by Sellers

None

Schedule 7.1(b)

Warrants Owned by Warrantholders

NAME	NUMBER OF WARRANTS
Martin Cohen	100,000
Bernard Zimmerman	100,000

Schedule 8.5(a)

FCCC Options and Warrants

OPTIONS

PLAN	EXERCISE PRICE/SHARE	NUMBER OF OPTIONS	EXPIRATION DATE
2002	$ 1.05	45,000	10/03/13
1999	0.64	44,500	05/03/11
Non-Plan	0.82	79,500	09/30/07

TOTAL		169,000

Pursuant to Section 5.1 of this Agreement, all Options outstanding shall be deemed vested or exercisable in full immediately prior to the Acceptance Date.

WARRANTS

EXERCISE PRICE/SHARE	NUMBER OF WARRANTS	VESTED DATE	EXPIRATION DATE
$ 0.50	200,000	06/30/03	06/30/08

Schedule 8.7(d)

FCCC Liabilities

FCCC is obligated under a letter of credit issued to the Town of Fairfield, Connecticut in the amount of $2,750. Pursuant to the terms the sale of FCCC's assets, consummated as of June 2003, the purchaser placed funds in escrow with Lev & Berlin, P.C. at closing to secure the obligations of FCCC under this letter of credit. No amounts have been drawn or are expected to be drawn on this letter of credit.

Schedule 8.9

Litigation

FCCC, Inc. has been named as a defendant in a tax lien foreclosure action commenced by the City of New Haven on May 10, 2004. FCCC has no liability with respect to the tax due and has been named in the foreclosure only because it was the holder of record of a mortgage that is junior in interest to the tax lien being foreclosed. Pursuant to the terms of the Asset Purchase Agreement dated June 28, 2002 and Asset Sale in connection therewith consummated as of June 30, 2003, all responsibility and obligation with respect to the mortgage and the present action thereon lies with the purchaser in the sale. FCCC plans to coordinate the release of the mortgage and obtain the withdrawal by the City of New Haven of its part of the foreclosure action against FCCC.

Schedule 8.10

Contracts and Other Obligations

1.     The Company rents office space located at 200 Connecticut Avenue, 5th Floor, Norwalk, Connecticut pursuant to a one (1) year lease expiring on June 30, 2004 and continuing on a month-to-month basis thereafter.

2.     FCCC has entered into a consulting agreement with Martin Cohen, dated July 1, 2003, to provide consulting services with respect to the business and finances of FCCC. The consulting agreement expires on July 1, 2006.

3.     FCCC has entered into a consulting agreement with Bernard Zimmerman & Company, Inc., dated July 1, 2003, to provide consulting services with respect to the business and finances of FCCC. The consulting agreement expires on July 1, 2006.

4.     All Directors of FCCC, except Martin Cohen and Bernard Zimmerman, receive a fee of $300 per Board meeting. Audit Committee members receive a fee of $300 per Audit Committee meeting, provided that Audit Committee meetings are held on a different day than meetings of the Board of Directors.

Schedule 9.5

Wayfarer's Finders

Renee Divers

Exhibit A

Form of Irrevocable Proxy

     The undersigned stockholder ("Stockholder") of FCCC, Inc., a Connecticut corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes William H. Nock and [ ], and each of them, the attorneys and proxies of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder's rights with respect to: (a) the outstanding shares of capital stock of the Company owned of record by Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (b) any and all other shares of capital stock of the Company which Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(a)" and "(b)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Stockholder's obligations under that certain Tender Offer Agreement, dated as of the date hereof, among Wayfarer Financial Group, Inc., the Company, Stockholder, and certain other parties named therein (the "Tender Offer Agreement"). This proxy will terminate on the sooner to occur of the following dates: (i) the date Wayfarer notifies the Company and Stockholder in writing that Wayfarer has determined not to commence an Offer (as defined in the Tender Offer Agreement), (ii) the Outside Date (as defined in the Tender Offer Agreement), or (iii) the Acceptance Date (as defined in the Tender Offer Agreement) (such date, the "Termination Date").

     Except in the case of a vote on a Superior Proposal (as such term is defined in the Tender Offer Agreement), the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time beginning on the date the Offer is commenced, until the Termination Date, at any meeting of the stockholders of the Company, however called, or in connection with any written action by consent of stockholders of the Company:

     (a) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Tender Offer Agreement; and

     (b) against the following actions (other than the Offer and the other transactions contemplated by the Tender Offer Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company's certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company's corporate structure; and (vii) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or any of the other transactions contemplated by the Tender Offer Agreement.

     The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

     Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: ____________, 2004

STOCKHOLDER
Signature
Printed Name
Number of shares of common stock of the Company owned of record as of the date of this proxy: